Exhibit 4.1

PURCHASE AGREEMENT

THIS PURCHASE AGREEMENT (this “Agreement”) is made as of the 9th day of August, 2004, by and between Saba Software, Inc. (the “Company”), a corporation organized under the laws of the State of Delaware, with its principal offices at 2400 Bridge Parkway, Redwood Shores, CA 94065 and the purchasers whose names and addresses are set forth on Schedule I hereto (each a “Purchaser” and, collectively, the “Purchasers”).

IN CONSIDERATION of the mutual covenants contained in this Agreement, the Company and the Purchasers agree as follows:

SECTION 1. Authorization of Sale of the Shares. Subject to the terms and conditions of this Agreement, the Company has authorized the issuance and sale of up to 2,674,500 shares (the “Shares”) of common stock, par value $0.001 per share (the “Common Stock”), of the Company.

SECTION 2. Agreement to Sell and Purchase the Shares. At the Closing (as defined in Section 3), the Company will issue and sell to each Purchaser, and each Purchaser will buy from the Company, upon the terms and conditions hereinafter set forth, the number of Shares (at the purchase price) set forth opposite such Purchaser’s name on Schedule I.

SECTION 3. Delivery of the Shares at the Closing. The completion of the purchase and sale of the Shares (the “Closing”) shall occur at the offices of Morrison & Foerster LLP, 1290 Avenue of the Americas, New York, New York 10104 on the date hereof, or on such later date or at such different location as the parties shall agree in writing, but not prior to satisfaction or waiver by the appropriate party of the conditions for Closing set forth below (the “Closing Date”).

At the Closing, the Company shall deliver to each Purchaser one or more stock certificates registered in the name of such Purchaser, representing the number of Shares set forth opposite such Purchaser’s name on Schedule I hereto and bearing an appropriate legend referring to the fact that the Shares were sold in reliance upon the exemption from registration under the Securities Act of 1933, as amended (the “Securities Act”) provided by Section 4(2) thereof. The Company’s obligation to complete the purchase and sale of the Shares and deliver such stock certificates to the Purchaser at the Closing shall be subject to the following conditions, any one or more of which may be waived by the Company: (a) receipt by the Company of same-day funds in the full amount of the purchase price for the Shares being purchased hereunder and (b) the accuracy in all material respects of the representations and warranties made by the Purchasers (as if such representations and warranties were made on the Closing Date) and the fulfillment of those undertakings of the Purchasers to be fulfilled prior to the Closing. The Purchasers’ obligation to accept delivery of such stock certificates and to pay for the Shares evidenced thereby shall be subject to the following conditions, any one or more of which may be waived by the Purchasers: (a) each of the representations and warranties of the Company made herein shall be accurate as of the Closing Date; (b) the delivery to the Purchasers by counsel to the Company of a legal opinion in a form reasonably satisfactory to counsel to the Purchasers; and (c) the fulfillment in all material respects of those undertakings of the Company to be fulfilled prior to Closing.

SECTION 4. Representations, Warranties and Covenants of the Company. The Company hereby represents and warrants to, and covenants with, each Purchaser as follows:

4.1 Organization and Qualification. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and the Company is qualified to do business as a foreign corporation in each jurisdiction in which qualification is required, except where failure to so qualify would not reasonably be expected to have a Material Adverse Effect (as defined herein). The material subsidiaries of the Company are listed on Exhibit A (each a “Subsidiary” and collectively, the “Subsidiaries”). Each Subsidiary is a direct or indirect wholly owned subsidiary of the Company. Each Subsidiary is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and is qualified to do business as a foreign entity in each jurisdiction in which qualification is required, except where failure to so qualify would not reasonably be expected to have a Material Adverse Effect. For purposes of this Agreement, the term “Material Adverse Effect” shall mean a material adverse effect upon the business, financial condition, properties, assets, operations, or results of operations of the Company and its Subsidiaries, taken as a whole or on the transactions contemplated hereby or by the agreements and instruments to be entered into in connection herewith, or on the authority or ability of the Company to perform its obligations under this Agreement or the Registration Rights Agreement (as defined in Section 7.1).

4.2 Capitalization. As of July 31, 2004, the Company had authorized and issued and outstanding capital stock and shares reserved for issuance pursuant to Company equity incentive programs as set forth under the heading “Capitalization” on Schedule 4.2 hereof, and since such date, except as contemplated by this Agreement and except as disclosed in the Company’s (i) Annual Report on Form 10-K for the year ended May 31, 2003, (ii) Current Report on Form 8-K filed with the Securities and Exchange Commission (the “Commission”) on June 22, 2004, (iii) Current Report on Form 8-K filed with the Commission on March 19, 2004, (iv) Current Report on Form 8-K filed with the Commission on March 15, 2004; (v) Current Report on Form 8-K filed with the Commission on December 19, 2003; (vi) Current Report on Form 8-K filed with the Commission on September 22, 2003; (vii) Quarterly Report on Form 10-Q for the Quarter ended February 29, 2004, (viii) Quarterly Report on Form 10-Q for the Quarter ended August 31, 2003, (ix) Quarterly Report on Form 10-Q for the Quarter ended November 30, 2003, and (x) Proxy Statement for its Annual Meeting of Stockholders on November 6, 2003 (collectively, the “Disclosure Documents”) and Schedule 4.2, there have been no additional issuances of capital stock of the Company except for options granted and shares issued pursuant to equity incentive plans or other employee compensation plans or pursuant to options, rights or warrants outstanding as of July 31, 2004. The issued and outstanding shares of the Company’s Common Stock have been duly authorized and validly issued, are fully paid and nonassessable, have been issued in compliance with all federal and state securities laws, were not issued in violation of or subject to any preemptive rights or other rights to subscribe for or purchase securities, and conform in all material respects to the description thereof contained in the Disclosure Documents and the

Company’s Form 8-A filed with the Commission on April 5, 2000. Except as disclosed in or contemplated by the Disclosure Documents and Schedule 4.2, the Company does not have outstanding any options to purchase, or any preemptive rights or other rights to subscribe for or to purchase, any securities or obligations convertible into, or any contracts or commitments to issue or sell, shares of its capital stock, any shares of capital stock of any Subsidiary or any such options, rights, convertible securities or obligations. The description of the Company’s stock, stock bonus and other stock plans or arrangements and the options or other rights granted and exercised thereunder, set forth in the Disclosure Documents accurately and fairly presents the information required to be shown with respect to such plans, arrangements, options and rights.

4.3 Issuance, Sale and Delivery of the Shares. The Shares have been duly authorized and, when issued, delivered and paid for in the manner set forth in this Agreement, will be duly authorized, validly issued, fully paid and nonassessable and free and clear of all pledges, liens, restrictions and encumbrances (other than restrictions on transfer under state and/or federal securities laws). No preemptive rights or other rights to subscribe for or purchase exist with respect to the issuance and sale of the Shares by the Company pursuant to this Agreement. No stockholder of the Company has any right (which has not been waived or has not expired) to require the Company to register the sale of any shares owned by such stockholder under the Securities Act of 1933, as amended (the “Securities Act”) in or in preference to the registration statement to be filed by the Company pursuant to the Registration Rights Agreement. No further approval or authority of the stockholders or the Board of Directors of the Company will be required for the issuance and sale of the Shares to be sold by the Company as contemplated herein.

4.4 Due Execution, Delivery and Performance of this Agreement. The Company has full legal right, corporate power and authority to enter into this Agreement and the Registration Rights Agreement and perform the transactions contemplated hereby and thereby. This Agreement and the Registration Rights Agreement have been duly authorized, executed and delivered by the Company. The execution, delivery and performance of this Agreement and the Registration Rights Agreement by the Company and the consummation of the transactions herein or therein contemplated will not violate any provision of the certificate of incorporation or bylaws of the Company or any of its Subsidiaries and will not result in the creation of any lien, charge, security interest or encumbrance upon any assets of the Company or any of its Subsidiaries pursuant to the terms or provisions of, and will not (i) conflict with, result in the breach or violation of, or constitute, either by itself or upon notice or the passage of time or both, a default under (A) any agreement, lease, franchise, license, permit or other instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective properties may be bound or affected and in each case which would have a Material Adverse Effect, or (B) any statute or any judgment, decree, order, rule or regulation of any court or any regulatory body, administrative agency or other governmental body applicable to the Company or any of its Subsidiaries or any of their respective properties where such conflict, breach, violation or default is likely to result in a Material Adverse Effect. No consent, approval, authorization or other order of any court, regulatory body, administrative agency or other governmental body or of any third party (including the Company’s stockholders) is required for the execution and delivery of this Agreement and the Registration Rights Agreement or the consummation of the transactions contemplated by this Agreement and the Registration Rights Agreement, except for compliance with the blue sky laws and federal securities laws applicable to the offering of the Shares and except for such consents, approvals, authorizations or orders that will be received prior to or as of the Closing Date. Upon the execution and delivery of this Agreement and the Registration Rights Agreement, and assuming the valid execution thereof by the Purchasers, this Agreement and the Registration Rights Agreement will constitute a valid and binding obligation of the Company, enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ and contracting parties’ rights generally and except as enforceability may be subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and except as the indemnification agreements of the Company in Section 7.2 hereof may be limited by federal or state securities laws or the public policy underlying such laws.

4.5 Election of Directors. (a) The Company shall, at the Closing, (i) appoint Lawrence D. Lenihan, Jr. (“Lenihan”) as a Class III member of the board of directors of the Company to hold such position until his death, resignation or removal, and (ii) Lenihan to be a member of the nominating and corporate governance committee (or any committee performing the function thereof) and the compensation committee (or any committee performing the function thereof). For so long as the funds managed or advised by Pequot Capital Management Inc. (collectively, “Pequot”) hold at least 75% of the Shares, the Company shall use its best efforts to cause (i) Lenihan to remain a Class III director, (ii) Lenihan to be nominated and elected to the board of directors of the Company in any election of directors, and (iii) if Lenihan ceases for any reason to be a member of the board of directors of the Company during his term as a director, then the Company shall use its best efforts, subject to applicable laws and regulations, to cause such vacancy to be filled by a replacement, reasonably acceptable to the Company, designated by Pequot Capital Management, Inc.

(b) After the Closing Date, the Company shall use its commercially reasonable efforts to cause to be appointed to the board of directors an “independent director,” (within the meaning of independent as set forth in the Marketplace Rules of The Nasdaq Stock Market) mutually acceptable to the Company and the Purchasers as soon as practicable after the Closing Date and shall amend its bylaws to increase the size of the board of directors from six (6) to seven (7) members to accommodate such independent director once he or she is identified.

4.6 Accountants. The firm of Ernst & Young LLP, which has expressed its opinion with respect to the consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended May 31, 2003 (the “Financial Statements”), is an independent accountant as required by the Securities Act, the Exchange Act of 1934, as amended (the Exchange Act”) and the rules and regulations promulgated thereunder (the “Rules and Regulations”).

4.7 No Defaults. Neither the Company nor any of its Subsidiaries is in violation or default of any provision of its certificate of incorporation or bylaws, or in breach of or default with respect to the performance of any obligation, agreement or condition contained in any bond, debenture, note or any other evidence of indebtedness or any agreement, indenture, judgment, decree, order, lease, franchise, license, permit or other instrument to which it is a party or by which it or any of its properties are bound which could reasonably be expected to have a Material Adverse Effect. There does not exist any state of facts which, with notice or lapse of time or both, would constitute an event of default on the part of the Company or any of its Subsidiaries as defined in such documents and which would have a Material Adverse Effect. The Company is in compliance with all financial covenants contained in its credit facility with Silicon Valley Bank.

4.8 Contracts. The contracts described in the Disclosure Documents are in full force and effect on the date hereof; and neither the Company nor any of its Subsidiaries is, nor, to the Company’s knowledge, is any other party in breach of or default under any of such contracts which would have a Material Adverse Effect.

4.9 No Actions. Except as disclosed in the Disclosure Documents, (1) there are no legal or governmental actions, suits or proceedings pending and (2) to the Company’s knowledge, there are no inquiries or investigations, nor are there any legal or governmental actions, suits, or proceedings threatened to which the Company or any of its Subsidiaries is or may be a party or of which property owned or leased by the Company or any of its Subsidiaries is or may be the subject, or related to environmental or discrimination matters, which actions, suits or proceedings, individually or in the aggregate, might reasonably be expected to have a Material Adverse Effect; and no labor disturbance by the employees of the Company or any Subsidiary exists or, to the Company’s knowledge, is imminent which might reasonably be expected to have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries is party to or subject to the provisions of any injunction, judgment, decree or order of any court, regulatory body, administrative agency or other governmental body which might reasonably be expected to have a Material Adverse Effect.

4.10 Properties. The Company and the Subsidiaries have good and marketable title to all properties and assets reflected as owned in the Financial Statements, subject to no lien, mortgage, pledge, charge or encumbrance of any kind except (i) those, if any, reflected in the Financial Statements, or (ii) those which are not material in amount and do not adversely affect the use of such property by the Company and its Subsidiaries. Each of the Company and its Subsidiaries holds its leased properties under valid and binding leases, with such exceptions as are not materially significant in relation to its business taken as a whole. Each of the Company and its Subsidiaries leases all such properties as are necessary to its operations as now conducted.

4.11 No Material Change. Since February 29, 2004, and except as described in the Disclosure Documents (i) the Company and its Subsidiaries have not incurred any material liabilities or obligations, indirect, or contingent, or entered into any material oral or written agreement or other transaction which is not in the ordinary course of business or which could reasonably be expected to result in a material reduction in the future earnings of the Company and its Subsidiaries; (ii) the Company and its Subsidiaries have not sustained any material loss or interference with their businesses or properties from fire, flood, windstorm, accident or other calamity not covered by insurance; (iii) the Company and its Subsidiaries have not paid or declared any dividends or other distributions with respect to their capital stock and neither the Company nor any of its Subsidiaries is in default in the payment of principal or interest on any outstanding debt obligations; (iv) there has not been any change in the capital stock of the Company or any of its Subsidiaries other than the sale of the Shares hereunder, shares or options issued pursuant to employee equity incentive plans or purchase plans approved by the Company’s Board of Directors and repurchases of shares or options pursuant to repurchase plans already approved by the Company’s Board of Directors, and (v) there has not been any other event which has caused a Material Adverse Effect.

4.12 Compliance. The Company and its Subsidiaries are conducting their business in compliance with all applicable laws, rules and regulations of the jurisdictions in which it is conducting its business, including, without limitation, all applicable local, state and federal environmental laws and regulations; except where failure to be so in compliance would not have a Material Adverse Effect.

4.13 Intellectual Property. Except as disclosed in the Disclosure Documents and other than for actions, suits, proceedings or claims which would not reasonably be expected to have a Material Adverse Effect: (i) the Company and its Subsidiaries own or have obtained valid and enforceable licenses or options for the copyrights and trade secrets, and to the Company’s knowledge, inventions, patents, trademarks (both registered and unregistered) and trade names, necessary for the conduct of the Company’s and its Subsidiaries’ business as currently conducted (collectively, the “Intellectual Property”); and (ii) to the Company’s knowledge, (a) there are currently no sales of any products that would constitute an infringement by third parties of any Intellectual Property owned, licensed or optioned by the Company or its Subsidiaries; (b) there is no pending or threatened action, suit, proceeding or claim by others challenging the rights of the Company in or to any Intellectual Property owned, licensed or optioned by the Company or its Subsidiaries; (c) there is no pending or threatened action, suit, proceeding or claim by others challenging the validity or scope of any Intellectual Property owned, licensed or optioned by the Company or its Subsidiaries; and (d) there is no pending or threatened action, suit, proceeding or claim by others that the Company infringe or otherwise violate any patent, trademark, copyright, trade secret or other proprietary right of others.

4.14 Taxes. Each of the Company and its Subsidiaries has filed all necessary federal, state and foreign income and franchise tax returns and has paid or accrued all taxes shown as due thereon, and neither the Company nor any of its Subsidiaries has knowledge of a tax deficiency which has been or might be asserted or threatened against it which might reasonably be expected to have a Material Adverse Effect.

4.15 Transfer Taxes. On the Closing Date, all stock transfer or other taxes (other than income taxes) which are required to be paid in connection with the sale and transfer of the Shares to be sold to the Purchasers hereunder will be, or will have been, fully paid or provided for by the Company and all laws imposing such taxes will be or will have been complied with.

4.16 Investment Company. The Company is not an “investment company” or an “affiliated person” of, or “promoter” or “principal underwriter” for an investment company, within the meaning of the Investment Company Act of 1940, as amended.

4.17 Offering Materials. The Company has not distributed and will not distribute prior to the Closing Date any offering material in connection with the offering and sale of the Shares. Neither the Company nor any person acting on its behalf has in the past or will hereafter take any action to sell, offer for sale or solicit offers to buy any securities of the Company which would subject the offer, issuance or sale of the Shares, as contemplated by this Agreement, to the registration requirements of Section 5 of the Securities Act.

4.18 Insurance. The Company and its Subsidiaries maintain insurance of the types and in the amounts that the Company reasonably believes is adequate for their businesses, including, but not limited to, insurance covering all real and personal property leased by the Company and its Subsidiaries against theft, damage, destruction, acts of vandalism and all other risks customarily insured against by similarly situated companies, all of which insurance is in full force and effect. The Company and its Subsidiaries maintain or had in effect insurance policies that the Company reasonably believes are adequate to cover the securities class action litigation claims described in the Disclosure Documents.

4.19 Price of Common Stock. The Company has not taken, and will not take, directly or indirectly, any action designed to cause or result in, or which has constituted or which might reasonably be expected to constitute, the stabilization or manipulation of the price of the shares of the Common Stock to facilitate the sale or resale of the Shares.

4.20 Corporate Legal Opinion. As a condition to the Purchasers’ obligation to purchase the Shares, legal counsel to the Company will deliver one or more legal opinions to the Purchasers in a form reasonably satisfactory to the Purchasers and their counsel.

4.21 Certificate. At the Closing, the Company will deliver to Purchasers a certificate executed by the chief executive officer and the chief financial or accounting officer of the Company, dated as of the Closing Date, in form and substance reasonably satisfactory to the Purchasers, to the effect that the representations and warranties of the Company set forth in this Section 4 are true and correct as of the date of this Agreement and as of the Closing Date and that the Company has complied with all the agreements and satisfied all the conditions herein on its part to be performed or satisfied on or prior to such Closing Date.

4.22 Reporting Company; Form S-3. The Company is subject to the reporting requirements of the Exchange Act and has filed all reports required thereby. The Company is eligible to register the Shares for resale by the Purchaser on a registration statement on Form S-3 under the Securities Act. There exist no facts or circumstances (including without limitation any required approvals or waivers or any circumstances that may delay or prevent the obtaining of accountant’s consents) that reasonably could be expected to prohibit or delay the preparation and filing of a registration statement on Form S-3 that will be available for the resale of the Shares by the Purchaser.

4.23 Use of Purchaser Name. Except as may be required by applicable law or regulation, the Company shall not use any Purchaser’s name or the name of any of its affiliates in any advertisement, announcement, press release or other similar public communication unless it has received the prior written consent of such Purchaser for the specific use contemplated or as otherwise required by applicable law or regulation.

4.24 Related Party Transactions. No transaction has occurred between or among the Company, any of the Subsidiaries and their affiliates, officers or directors or any affiliate or affiliates of any such officer or director that is required to have been described under applicable securities laws in its Exchange Act filings and is not so described in such filings.

4.25 Off-Balance Sheet Arrangements. There is no transaction, arrangement or other relationship between the Company and its Subsidiaries and an unconsolidated or other off-balance sheet entity that is required to be disclosed by the Company in its Exchange Act filings and is not so disclosed. There are no such transactions, arrangements or other relationships with the Company that may create contingencies or liabilities that are not otherwise disclosed by the Company in its Exchange Act filings.

4.26 Governmental Permits, Etc. Each of the Company and its Subsidiaries has all franchises, licenses, certificates and other authorizations from such federal, state or local government or governmental agency, department or body that are currently required for the operation of the business of the Company and its Subsidiaries as currently conducted, except where the failure to posses currently such franchises, licenses, certificates and other authorizations is not reasonably expected to have a Material Adverse Effect. The Company and its Subsidiaries have not received any notice of proceedings relating to the revocation or modification of any such permit which, if the subject of an unfavorable decision, ruling or finding, could reasonably be expected to have a Material Adverse Effect.

4.27 Financial Statements. The consolidated financial statements of the Company and the related notes contained in its Exchange Act filings present fairly, in accordance with generally accepted accounting principles, the consolidated financial position of the Company and its Subsidiaries as of the dates indicated, and the results of their operations, cash flows and the changes in stockholders’ equity for the periods therein specified, subject, in the case of unaudited financial statements for interim periods, to normal year-end audit adjustments. Such consolidated financial statements (including the related notes) have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods therein specified, except that unaudited financial statements may not contain all footnotes required by generally accepted accounting principles.

4.28 Listing. The Company shall comply with all requirements of the Nasdaq National Market with respect to the issuance of Shares and shall use its best efforts to have the Shares listed on the Nasdaq National Market on or before the first date that the Registration Statement is declared effective by the Commission. The Company shall use its best efforts to maintain the Common Stock’s (including the Shares’) authorization for quotation on the Nasdaq National Market. Neither the Company nor any of its Subsidiaries

shall take any action that would be reasonably expected to result in the delisting or suspension of the Common Stock on the Nasdaq National Market.

4.29 SEC Filings. Since May 31, 2003, the Company has filed all reports, schedules, forms, statements and other documents required to be filed by it with the Commission pursuant to the reporting requirements of the Exchange Act (all of the foregoing filed prior to the date hereof and all exhibits included therein and financial statements and schedules thereto and documents incorporated by reference therein being hereinafter referred to as the “SEC Documents”). As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder applicable to the SEC Documents, and none of the SEC Documents, at the time they were filed with the SEC, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of their respective dates, the financial statements of the Company included in the SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto.

4.30 NASDAQ Compliance. Immediately after the Closing, the Company will be in compliance, in all respects, with the continued listing requirements of the NASDAQ National Market, including, without limitation, the corporate governance requirements set forth therein.

4.31 Absence of Litigation. Except as disclosed in the Disclosure Documents, there is no action, suit, proceeding, inquiry or investigation before or by any court, public board, government agency, self-regulatory organization or body pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries or any of the Company’s or the Company’s Subsidiaries’ officers or directors in their capacities as such, which could reasonably be expected to have a Material Adverse Effect.

4.32 Certain Legal Proceedings. To the Company’s knowledge, none of the executive officers of the Company have been convicted of (or plead “guilty” or “nolo contendere” to or been found guilty and not convicted of) any felony offense, or convicted of (or plead “guilty” or “nolo contendere” to or been found guilty and not convicted of) any misdemeanor involving fraud or moral turpitude.

4.33 No Integrated Offering. Neither the Company, nor any of its affiliates, nor, to the Company’s knowledge, any person acting on its or their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would require registration of any of the Shares under the Securities Act or cause this offering of the Shares to be integrated with prior offerings by the Company for purposes of the Securities Act or any applicable stockholder approval provisions, including, without limitation, under the rules and regulations of the Nasdaq National Market nor will the Company or any of its Subsidiaries take any action or steps that would require registration of any of the Shares under the Securities Act (except pursuant to the

Registration Rights Agreement) or cause the offering of the Shares to be integrated with other offerings.

SECTION 5. Representations, Warranties and Covenants of the Purchasers. (a) Each Purchaser severally but not jointly represents and warrants to, and covenants with, the Company that: (i) such Purchaser is knowledgeable, sophisticated and experienced in making, and is qualified to make, decisions with respect to investments in shares representing an investment decision like that involved in the purchase of the Shares, including investments in securities issued by the Company and comparable entities, and has had the opportunity to request, receive, review and consider all information it deems relevant in making an informed decision to purchase the Shares; (ii) such Purchaser is acquiring the number of Shares set forth opposite its name on Schedule I hereto in the ordinary course of its business and for its own account for investment only and with no present intention of distributing any of such Shares or any arrangement or understanding with any other persons regarding the distribution of such Shares (this representation and warranty not limiting the Purchaser’s right to sell pursuant to the Registration Rights Agreement or in compliance with the Securities Act and the Rules and Regulations, or, other than with respect to any claims arising out of a breach of this representation and warranty, the Purchaser’s right to indemnification under Section 7.2); (iii) such Purchaser will not, directly or indirectly, offer, sell, pledge, transfer or otherwise dispose of (or solicit any offers to buy, purchase or otherwise acquire or take a pledge of) any of the Shares, nor will such Purchaser engage in any short sale that results in a disposition of any of the Shares by such Purchaser, except in compliance with the Securities Act and the Rules and Regulations and any applicable state securities laws; (iv) such Purchaser has had an opportunity to discuss this investment with representatives of the Company and ask questions of them; (v) such Purchaser is an “accredited investor” within the meaning of Rule 501(a) of Regulation D promulgated under the Securities Act ; and (vi) such Purchaser agrees to notify the Company immediately of any change in any of the foregoing information until such time as such Purchaser has sold all of its Shares.

(b) Such Purchaser further represents and warrants to the Company that as of the date hereof, none of the Purchaser or its affiliates holds or has the right to receive or acquire any shares of Common Stock or any securities convertible into Common Stock.

(c) Such Purchaser understands that the Shares are being offered and sold to it in reliance upon specific exemptions from the registration requirements of the Securities Act, the Rules and Regulations and state securities laws and that the Company is relying, in part, upon the truth and accuracy of, and such Purchaser’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of such Purchaser set forth herein in order to determine the availability of such exemptions and the eligibility of such Purchaser to acquire the Shares.

(d) For the benefit of the Company, such Purchaser previously agreed with the Company to keep confidential all information concerning this private placement. Such Purchaser hereby acknowledges that it is prohibited from reproducing or distributing this Agreement, or any other offering materials or other information provided by the Company in connection with the Purchaser’s consideration of its investment in the Company, in whole or in part, or divulging or discussing any of their contents, except to its financial, investment or legal advisors in connection with its proposed investment in the Shares. Further, such Purchaser understands that the existence and nature of all conversations and presentations, if any, regarding the Company and this offering must be kept strictly confidential. Such Purchaser understands that the federal securities laws impose restrictions on trading based on information regarding this offering. In addition, such Purchaser hereby acknowledges that unauthorized disclosure of information regarding this offering may result in a violation of Regulation FD. This obligation will terminate upon the filing by the Company of a press release or press releases describing this offering. The foregoing agreements shall not apply to any information that is or becomes publicly available through no fault of such Purchaser, or that such Purchaser is legally required to disclose; provided, however, that if such Purchaser is requested or ordered to disclose any such information pursuant to any court or other government order or any other applicable legal procedure, it shall provide the Company with prompt notice of any such request or order in time sufficient to enable the Company to seek an appropriate protective order.

(e) Such Purchaser understands that its investment in the Shares involves a significant degree of risk, including a risk of total loss of such Purchaser’s investment. Such Purchaser understands that the market price of the Common Stock has been volatile and that no representation is being made as to the future value of the Common Stock. Such Purchaser has the knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Shares and has the ability to bear the economic risks of an investment in the Shares.

(f) Such Purchaser understands that no United States federal or state agency or any other government or governmental agency has passed upon or made any recommendation or endorsement of the Shares.

(g) Such Purchaser understands that, until such time as a registration statement has been declared effective or the Shares may be sold pursuant to Rule 144 under the Securities Act without any restriction as to the number of securities as of a particular date that can then be immediately sold, the Shares will bear a restrictive legend in substantially the following form:

“The Shares evidenced by this certificate have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or the securities laws of any state or other jurisdiction. The Shares may not be offered, sold, pledged or otherwise transferred except (1) pursuant to an exemption from registration under the Securities Act or (2) pursuant to an effective registration statement under the Securities Act, in each case in accordance with all applicable securities laws of the states and other jurisdictions, and in the case of a transaction exempt from registration, unless the Company has received an opinion of counsel reasonably satisfactory to it that such transaction does not require registration under the Securities Act and such other applicable laws.”

(h) Such Purchaser’s principal executive offices are in the jurisdiction set forth immediately below the Purchaser’s name on Schedule I hereto.

(i) Such Purchaser hereby covenants with the Company not to make any sale of the Shares under the Registration Statement without complying with the provisions of this Agreement and the Registration Rights Agreement.

(j) Such Purchaser further represents and warrants to, and covenants with, the Company that (i) such Purchaser has full right, power, authority and capacity to enter into this Agreement and to consummate the transactions contemplated hereby and has taken all necessary action to authorize the execution, delivery and performance of this Agreement, (ii) the making and performance of this Agreement by such Purchaser and the consummation of the transactions herein contemplated will not violate any provision of the organizational documents of such Purchaser or conflict with, result in the breach or violation of, or constitute, either by itself or upon notice or the passage of time or both, a default under any material agreement, mortgage, deed of trust, lease, franchise, license, indenture, permit or other instrument to which such Purchaser is a party, or any statute or any authorization, judgment, decree, order, rule or regulation of any court or any regulatory body, administrative agency or other governmental body applicable to such Purchaser, (iii) no consent, approval, authorization or other order of any court, regulatory body, administrative agency or other governmental body is required on the part of such Purchaser for the execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement, (iv) upon the execution and delivery of this Agreement, this Agreement shall constitute a legal, valid and binding obligation of such Purchaser, enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ and contracting parties’ rights generally and except as enforceability may be subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and except to the extent enforcement of the indemnification provisions, set forth in Section 7.2 of this Agreement, may be limited by federal or state securities laws or the public policy underlying such laws, and (v) there is not, to Purchaser’s knowledge, in effect any order enjoining or restraining such Purchaser from entering into or engaging in any of the transactions contemplated by this Agreement.

SECTION 6. Survival of Representations, Warranties and Agreements. Notwithstanding any investigation made by any party to this Agreement, all covenants, agreements, representations and warranties made by the Company and the Purchasers herein and in the certificates for the Shares delivered pursuant hereto shall survive the execution of this Agreement, the delivery to the Purchasers of the Shares being purchased and the payment therefore.

SECTION 7. Registration of the Shares; Compliance with the Securities Act.

7.1 Closing Covenants The Company shall:

(a) enter into a registration rights agreement to be dated as of the date hereof, among the Company and the Purchasers (the “Registration Rights Agreement”) pursuant to which the Company will grant certain registration rights to the Purchasers;

(b) take such action as the Company shall reasonably determine is necessary in order to obtain an exemption for or to qualify the Shares for sale to the Purchasers at the Closing pursuant to this Agreement under applicable securities or “Blue Sky” laws of the states of the United States; provided, however, that the Company shall not be required to qualify to do business or consent to service of process in any jurisdiction in which it is not now so qualified or has not so consented;

(c) bear all expenses in connection with the procedures in paragraphs (a) through (e) of this Section 7.1 and the registration of the Shares pursuant to the Registration Statement (as defined in the Registration Rights Agreement);

(d) file a Form D with respect to the Shares as required under Regulation D and to provide a copy thereof to the Purchaser promptly after filing; and

(e) issue a press release, reasonably acceptable to the Purchasers describing the transactions contemplated by this Agreement on the Closing Date.

7.2 Indemnification. For the purpose of this Section 7.2, the term “Purchaser/Affiliate” shall mean any affiliate of the Purchaser, including a transferee who is an affiliate of the Purchaser, and any person who controls the Purchaser or any affiliate of the Purchaser within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act.

(a) The Company agrees to indemnify and hold harmless each Purchaser and each Purchaser/Affiliate against any losses, claims, damages, liabilities or expenses, joint or several, to which such Purchaser or Purchaser/Affiliate may become subject, under the Securities Act, the Exchange Act, or any other federal or state statutory law or regulation, or at common law or otherwise (including in settlement of any litigation, if such settlement is effected with the prior written consent of the Company, which consent shall not be unreasonably withheld or delayed), insofar as such losses, claims, damages, liabilities or expenses (or actions in respect thereof) arise out of or are based in whole or in part on any inaccuracy in the representations or warranties of the Company contained in this Agreement or in any writing delivered pursuant to this Agreement or at the Closing, or any failure of the Company to perform or observe fully any covenant, agreement or other provision to be performed or observed by it pursuant to this Agreement or in any writing delivered pursuant to this Agreement or at the Closing or under law, and will promptly reimburse each such Purchaser and each such Purchaser/Affiliate for any legal and other expenses as such expenses are reasonably incurred by such Purchaser or such Purchaser/Affiliate in connection with investigating, defending or preparing to defend, settling, compromising or paying any such loss, claim, damage, liability, expense or action; provided, however, that the Company will not be liable in any such case to the extent, but only to the extent, that any such loss, claim, damage, liability or expense arises out of or is based upon the failure of such Purchaser to comply with the covenants and agreements contained in Section 5, or the inaccuracy of any representation or warranty made by such Purchaser herein. If and to the extent that such indemnification is unenforceable for any reason, the Company will make the maximum contribution to the payment and satisfaction of such indemnified liabilities permissible under applicable law.

(b) Each Purchaser will severally, but not jointly, indemnify and hold harmless the Company, each of its directors, each of its executive officers, and each person, if any, who controls the Company within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, against any losses, claims, damages, liabilities or expenses to which the Company, each of its directors, executive officers or controlling person may become subject, under the Securities Act, the Exchange Act, or any other federal or state statutory law or regulation, or at common law or otherwise (including in settlement of any litigation, if such settlement is effected with the written consent of such Purchaser which consent shall not be unreasonably withheld or delayed) insofar as such losses, claims, damages, liabilities or expenses (or actions in respect thereof) arise out of or are based upon (i) the inaccuracy of any representation or warranty made by such Purchaser in this Agreement or in any writing delivered pursuant to this Agreement or at the Closing or (ii) any failure of the Purchaser to perform or observe fully any covenants and agreements to be performed or observed by it pursuant to Sections 5 hereof. If and to the extent that such indemnification is unenforceable for any reason, such Purchaser will make the maximum contribution to the payment and satisfaction of such indemnified liabilities permissible under applicable law.

(c) Promptly after receipt by an indemnified party under this Section 7.2 of notice of the threat or commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against an indemnifying party under this Section 7.2, promptly notify the indemnifying party in writing thereof; but the omission so to notify the indemnifying party will not relieve it from any liability which it may have to any indemnified party for contribution or otherwise under the indemnity agreement contained in this Section 7.2 to the extent it is not prejudiced as a result of such failure. In case any such action is brought against any indemnified party and such indemnified party seeks or intends to seek indemnity from an indemnifying party, the indemnifying party will be entitled to participate in, and, to the extent that it may wish, jointly with all other indemnifying parties similarly notified, to assume the defense thereof with counsel reasonably satisfactory to such indemnified party; provided, however, if the defendants in any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded, based on an opinion of counsel reasonably satisfactory to the indemnifying party, that there may be a conflict of interest between the positions of the indemnifying party and the indemnified party in conducting the defense of any such action or that there may be legal defenses available to it and/or other indemnified parties which are different from or additional to those available to the indemnifying party, the indemnified party or parties shall have the right to select separate counsel to assume such legal defenses and to otherwise participate in the defense of such action on behalf of such indemnified party or parties. Upon receipt of notice from the indemnifying party to such indemnified party of its election to assume the defense of such action and approval by the indemnified party of counsel, the indemnifying party will not be liable to such indemnified party under this Section 7.2 for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof unless (i) the indemnified party shall have employed such counsel in connection with the assumption of legal defenses in accordance with the proviso to the preceding sentence (it being understood, however, that the indemnifying party shall not be liable for the expenses of more than one separate counsel, reasonably satisfactory to such indemnifying party, representing all of the indemnified parties who are parties to such action) or (ii) the indemnifying party shall not have employed counsel reasonably satisfactory to the indemnified party to represent the indemnified party within a reasonable time after notice of commencement of action, in each of which cases the reasonable fees and expenses of counsel shall be at the expense of the indemnifying party. In no event shall any indemnifying party be liable in respect of any amounts paid in settlement of any action unless the indemnifying party shall have approved in writing the terms of such settlement; provided that such consent shall not be unreasonably withheld or delayed. No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement of any pending or threatened proceeding in respect of which any indemnified party is or could have been a party and indemnification could have been sought hereunder by such indemnified party from all liability on claims that are the subject matter of such proceeding.

SECTION 8. Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (i) upon hand or personal delivery to the party to be notified; (ii) when received by confirmed facsimile or (iii) one (1) business day after deposit with a nationally recognized overnight carrier, specifying next business day delivery, with written verification of receipt. All communications shall be sent to the Company and any Purchaser as follows or at such other addresses as the Company or such Purchaser may designate upon ten (10) days’ advance written notice to the other party:

(a) if to the Company, to:

Saba Software, Inc.

2400 Bridge Parkway

Redwood Shores, CA 94065

Attn: Peter E. Williams, III, Chief Financial Officer

Facsimile: (650) 581-2581

with a copy to:

Paul L. Lion III, Esq.

James R. Tanenbaum

Morrison & Foerster LLP

1290 Avenue of the Americas

New York, NY 10104

Facsimile: (212) 468-7900

(b) if to a Purchaser, at its address as set forth on Schedule I.

SECTION 9. Changes. This Agreement may not be modified or amended except pursuant to an instrument in writing signed by the Company and each of the Purchasers. No provision hereunder may be waived other than in a written instrument executed by the waiving party.

SECTION 10. Headings. The headings of the various sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be part of this Agreement.

SECTION 11. Severability. In case any provision contained in this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

SECTION 12. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York and the federal law of the United States of America.

SECTION 13. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall constitute an original, but all of which, when taken together, shall constitute but one instrument, and shall become effective when one or more counterparts have been signed by each party hereto and delivered (including by facsimile) to the other parties.

SECTION 14. Entire Agreement. This Agreement and the instruments referenced herein contain the entire understanding of the parties with respect to the matters covered herein and therein and, except as specifically set forth herein or therein, neither the Company nor the Purchaser makes any representation, warranty, covenant or undertaking with respect to such matters.

SECTION 15. Assignment. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the parties hereto and their respective permitted successors, assigns, heirs, executors and administrators. Any Purchase may assign any or all of its rights under this Agreement to any entity or person to whom such Purchaser assigns or transfers any Shares, provided that such assignee or transferee agrees in writing to be bound, with respect to the transferred Shares, by the provisions hereof that apply to the Purchasers.

SECTION 16. Further Assurances. Each party agrees to cooperate fully with the other parties and to execute such further instruments, documents and agreements and to give such further written assurance as may be reasonably requested by any other party to evidence and reflect the transactions described herein and contemplated hereby and to carry into effect the intents and purposes of this Agreement.

SECTION 17. No Brokers. Each of the parties to this Agreement hereby represents that such party has not engaged any person to which or to whom brokerage commissions, finder’s fees, financial advisory fees or similar payments are or will become due in connection with this Agreement or the transactions contemplated hereby.

SECTION 18. Fees of Counsel. The Company shall reimburse the Purchasers for all reasonable fees and expenses of counsel to the Purchasers incurred with respect to this Agreement, the documents referred to herein and the transactions contemplated hereby and thereby, provided such fees and expenses do not exceed $20,000.

[Remainder of Page Left Intentionally Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the day and year first above written.

SABA SOFTWARE, INC.

By:	/s/ PETER E. WILLIAMS III
Name:	Peter E. Williams III
Title:	Chief Financial Officer

PEQUOT PRIVATE EQUITY FUND III, L.P.

By:	Pequot Capital Management, Inc.,
as Investment Manager

By:	/s/ ARYEH DAVIS
Name:	Aryeh Davis
Title:	General Counsel

Notice to:	Aryeh Davis
Carlos Rodrigues
C/o Pequot Capital Management, Inc.
500 Nyala Farm Road
Westport, CT 06880

PEQUOT OFFSHORE PRIVATE EQUITY PARTNERS III, L.P.

By:	Pequot Capital Management, Inc.,
as Investment Advisor

By:	/s/ ARYEH DAVIS
Name:	Aryeh Davis
Title:	General Counsel

Notice to:	Aryeh Davis
Carlos Rodrigues
C/o Pequot Capital Management, Inc.
500 Nyala Farm Road
Westport, CT 06880

SCHEDULE I

Purchaser	Shares Purchased	Price Per Share	Aggregate Price
PEQUOT PRIVATE EQUITY FUND III, L.P.	2,344,063 shares	$3.2841	$7,698,137.30
Aryeh Davis Carlos Rodrigues C/o Pequot Capital Management, Inc. 500 Nyala Farm Road Westport, CT 06880

PEQUOT OFFSHORE PRIVATE EQUITY PARTNERS III, L.P.	330,437 shares	$3.2841	$1,085,188.15
Aryeh Davis Carlos Rodrigues C/o Pequot Capital Management, Inc. 500 Nyala Farm Road Westport, CT 06880

Schedule 4.2

CAPTIALIZATION

As of July 31, 2004

Shares Authorized:
Common Stock	200,000,000
Preferred Stock	5,000,000

Shares Issued and Outstanding:
Common Stock	13,439,763
Preferred Stock	None

Shares Reserved for Issuance:
2000 Stock Incentive Plan	3,331,371
2000 Employee Stock Purchase Plan	1,085,880
1997 Stock Incentive Plan	1,122,430

EXHIBIT A

Name of Subsidiary	Jurisdiction of Formation
Saba Software Pty. (Australia) Ltd.	Australia
Saba Software (Bermuda) Ltd.	Bermuda
Ultris Inc.	California
Saba Software (Canada) Inc.	Canada
Human Performance Technologies, Inc.	Delaware
Saba Software International, Inc.	Delaware
Saba Software SARL	France
Saba Software GmbH	Germany
Saba Software India Private Limited	India
Saba Software K.K.	Japan
Saba Software (UK) Ltd.	Australia

20